FOR IMMEDIATE RELEASE

Contact:
Marvin R. LeRoy, Jr., Director
Tel:(518) 438-2217


      Ambanc Shareholders Vote To Approve Merger With AFSALA Bancorp, Inc.

     Amsterdam, New York. Ambanc Holding Co., Inc. (Nasdaq AHCI), the holding company for Amsterdam Savings Bank, FSB, announced today that on September 1, 1998, Ambanc shareholders voted in favor of the merger of AFSALA Bancorp, Inc., the holding company for Amsterdam Federal Bank, into Ambanc. AFSALA shareholders are scheduled to vote on the merger on September 3, 1998. If AFSALA shareholders approve the merger, closing is expected to occur early in the fourth quarter.

     The transaction is to be accounted for as a purchase and provides for a tax-free, stock for stock exchange of 1.07 shares of Ambanc common stock for each outstanding shares of AFSALA common stock.

     As of June 30, 1998, Ambanc reported total assets of $565.4 million, deposits of $321.7 million and shareholder's equity of $58.4 million. Ambanc currently operates 12 offices. Upon completion of the merger, Ambanc will have approximately $730.0 million in assets, $465.0 million in deposits, and 18 offices.



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